Exhibit 99.1

Cincinnati Bell Inc. Board Authorizes $150 Million Stock Repurchase

CINCINNATI--(BUSINESS WIRE)--Cincinnati Bell Inc. (NYSE:CBB) announced today that its board of directors has authorized the repurchase of its common shares in an amount up to $150 million over a two-year period.

“Cincinnati Bell’s financial condition has improved considerably over the past few years. We have repaid debt, funded data center and wireless network expansions and are growing earnings. We remain committed to further debt reduction and investment in our growth businesses. At the same time, our strong and stable cash flows enable us to repurchase our common stock, which we believe is an excellent value,” said Brian Ross, Cincinnati Bell’s chief financial officer. “Our board of directors’ action clearly demonstrates the strength of our financial condition, the return on recent investments, and the commitment to continue to deliver value to our shareholders."

Cincinnati Bell expects to fund the share repurchase program with available free cash flow and execute its purchases either through the open market or private transactions. The timing, volume, and nature of share repurchases will be at the discretion of management, depending on market conditions, applicable securities laws, and other factors, and may be suspended or discontinued at any time.

About Cincinnati Bell Inc.

Cincinnati Bell Inc. (NYSE:CBB) is parent to one of the nation’s most-respected and best-performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. With headquarters in Cincinnati, Ohio, Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. For more information, visit www.cincinnatibell.com.

Safe Harbor Note

Certain of the statements and predictions contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, statements, projections or estimates that include or reference the words “believes,” “anticipates,” “plans,” “intends,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to: Cincinnati Bell’s ability to maintain its market position in communications services, including wireless, wireline and internet services; general economic trends affecting the purchase or supply of telecommunication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; and Cincinnati Bell’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s Form 10-K report, Form 10-Q reports and Form 8-K reports. The forward-looking statements included in this release represent company estimates as of February 7, 2008. Cincinnati Bell anticipates that subsequent events and developments will cause its estimates to change.

CONTACT:
Cincinnati Bell Inc.
Traci Bolte, 513-397-1195
traci.bolte@cinbell.com